SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC

                         FORM U-6B-2

                 Certificate of Notification

     Filed by a registered holding company or subsidiary thereof pursuant to Rule U-20(d) [Reg. Section 250.20, P.
36,652] or U-47 [Reg. Section 250.47, P. 36,620] adopted
under the Public Utility Holding Company Act of 1935.

Certificate is filed by: Great Plains Energy Incorporated, a registered holding company ("GPE"), and the following subsidiaries: Kansas City Power & Light Company ("KCPL"), KLT Inc., Great Plains Power Incorporated ("GPP"), KLT Energy Services Inc., KLT Telecom Inc., KLT Gas Inc., Far Gas Acquisitions Corporation, Apache Canyon Gas, L.L.C., Forest City, LLC, KLT Investments Inc., KLT Investments II Inc., Strategic Energy, L.L.C., Home Service Solutions, Inc., Worry Free Service Inc., R.S. Andrews Enterprises, Inc., R.S. Andrews Services, Inc., R.S. Andrews Enterprises of Columbus, Inc., R.S. Andrews Enterprises of Kansas, Inc., RSA Services Termite and Pest Control, Inc., R.S. Andrews of Topeka, Inc., R.S. Andrews of Chattanooga, Inc., R.S. Andrews of Tidewater, Inc., R.S. Andrews of Fairfax, Inc., R.S. Andrews of South Carolina, Inc., R.S. Andrews of Charleston, Inc., R.S. Andrews Enterprises of Dallas, Inc., R.S. Andrews of Stuart I, Inc., R.S. Andrews of Stuart II, Inc., R.S. Andrews Enterprises of Palm Beach, Inc., R.S. Andrews of Maryland, Inc., R.S. Andrews of Wilmington, Inc., R.S. Andrews of Tennessee, Inc., and R.S. Andrews of Alabama, Inc.

     This certificate is notice that the above named company has issued, renewed or guaranteed the security or securities described herein which issue, renewal or guaranty was exempted from the provisions of Section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48 [Reg. Section 250.48, P. 36,621].

1.   Type of securities ("draft", promissory note"):

     Repetitive issuances of promissory notes and demand open account advances during the period of January 1, 2002 through March 31, 2002 (except as otherwise noted), among companies in the GPE system, as identified in attachment A.

2.   Issue, renewal or guaranty:

     Issue.

3.   Principal amount of each security:

     See attachment A

4.   Rate of interest per annum of each security:

     See attachment A

5.   Date of issue, renewal or guaranty of each security:

     Various dates, as identified in attachment A.

6.   If renewal of security, give date of original issue:

     Not applicable.

7.   Date of maturity of each security:

     Various dates, as identified in attachment A.

8. Name of the person to whom each security was issued, renewed or guaranteed:

     Various companies within the GPE system, as identified in attachment A.

9.   Collateral given with each security:

     See attachment A.

10.  Consideration received for each security:

     The full principal amount of each borrowing.

11.  Application of proceeds of each security:

     To be used for financing the existing business of the borrowers.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section 6(a) because of:

     a)   the provisions contained in the first sentence of
          Section 6(b)  [ ]
     b)   the provisions contained in the fourth sentence of
          Section 6(b) [ ]
     c) the provisions contained in any rule of the Commission other than Rule U-48 [X]

13. If the security or securities were exempt from the provisions of Section 6(a) by virtue of the first sentence of Section 6(b), give the figures which indicate that the security or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 percentum of the principal amount and par value of the other securities of such company then outstanding. [Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for purposes of the exemption from Section 6(a) of the Act granted by the first sentence of Section 6(b)):

     Not applicable.

14. If the security or securities are exempt from the provisions of Section 6(a) because of the fourth sentence of
     Section 6(b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued:

     Not applicable.

15. If the security or securities are exempt from the provisions of Section 6(a) because of any rule of the Commission other than Rule U-48, designate the rule under which exemption is claimed.

     Rule 52(b).
                           /s/Andrea F. Bielsker
                           Andrea F. Bielsker
                           Senior Vice President - Finance,
                           Chief Financial Officer and Treasurer
                           Great Plains Energy Incorporated


Dated:  May 30, 2002.

										Attachment A


									      ISSUE
									      DATE/
                                                  INTEREST     TYPE OF       ADVANCE
   LENDER        BORROWER      PRINCIPAL AMOUNT     RATE       SECURITY       DATE    MATURITY
------------  ---------------  ----------------  ----------  -------------  --------  --------
GPE           KLT Inc.               $1,000,000       3.13%  Note            1/10/02   2-28-02

GPE           KLT Inc.                 $400,000       3.13%  Note             2/8/02   2-28-02

GPE           KLT Inc.                 $600,000       3.12%  Note            2/12/02   2-28-02

GPE           KLT Inc.                 $200,000       3.12%  Note            2/19/02   2-28-02

GPE           KLT Inc.               $1,000,000       3.12%  Note            2/12/02   2-28-02

GPE           KLT Inc.                 $500,000       3.12%  Note             3/1/02  (Note 1)

GPE           KLT Inc.              $86,170,000       3.12%  Renewal         3/13/02   3/12/03
                                                             (Note 1)

GPE           Great Plains            $1,742.55       3.13%  Demand Open      1/4/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $19,501.32       3.13%  Demand Open     1/22/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $10,293.84       3.13%  Demand Open     1/23/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains               $34.91       3.12%  Demand Open     1/31/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $16,617.53       3.12%  Demand Open      2/5/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $4,572.00       3.12%  Demand Open      2/6/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $19,196.07       3.12%  Demand Open      2/7/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $1,333.00       3.12%  Demand Open      2/8/02
              Power                                          Account
              Incorporated                                   Advance



GPE           Great Plains           $10,598.90       3.12%  Demand Open     2/13/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains              $311.43       3.12%  Demand Open     2/14/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $1,388.00       3.12%  Demand Open     2/15/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $14,492.91       3.12%  Demand Open     2/19/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains              $132.64       3.12%  Demand Open     2/20/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $25,000.00       3.12%  Demand Open     2/21/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $22,706.41       3.12%  Demand Open     2/23/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $10,766.61       3.12%  Demand Open     2/28/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $1,719.16       3.12%  Demand Open      3/4/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $4,277.04       3.12%  Demand Open      3/5/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains              $578.84       3.12%  Demand Open      3/6/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $19,551.27       3.12%  Demand Open      3/7/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $10,327.02       3.12%  Demand Open      3/8/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $1,556.49       3.12%  Demand Open     3/12/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $7,146.50          5%  Demand Open     3/13/02
              Power                                          Account
              Incorporated                                   Advance


GPE           Great Plains           $25,216.16          5%  Demand Open     3/14/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $1,804.15          5%  Demand Open     3/19/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $28,130.98          5%  Demand Open     3/20/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains              $902.00          5%  Demand Open     3/21/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $23,450.91          5%  Demand Open     3/23/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $11,260.51          5%  Demand Open     3/24/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains            $3,951.37          5%  Demand Open     3/27/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains              $250.00          5%  Demand Open     3/28/02
              Power                                          Account
              Incorporated                                   Advance

GPE           Great Plains           $91,407.10          5%  Demand Open     3/29/02
              Power                                          Account
              Incorporated                                   Advance

KLT Inc.      KLT Energy             $39,452.33       8.25%  Demand Open     1/17/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy             $33,561.81       8.25%  Demand Open     1/31/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy              $8,896.91       8.25%  Demand Open      2/4/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy              $4,350.76       8.25%  Demand Open      2/6/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy             $84,677.20       8.25%  Demand Open     2/22/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy             $27,647.87       8.25%  Demand Open     2/28/02
              Services Inc.                                  Account
                                                             Advance


KLT Inc.      KLT Energy             $15,348.99       8.25%  Demand Open      3/7/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy              $2,135.16       8.25%  Demand Open      3/8/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy             $87,147.67       8.25%  Demand Open     3/27/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Energy            $692,012.81       8.25%  Demand Open     3/31/02
              Services Inc.                                  Account
                                                             Advance

KLT Inc.      KLT Telecom         $1,104,269.02       8.25%  Demand Open     1/31/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Telecom           $460,997.08       8.25%  Demand Open     1/12/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Telecom           $575,309.31       8.25%  Demand Open     2/27/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Telecom            $52,049.83       8.25%  Demand Open     2/28/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Telecom           $647,923.58       8.25%  Demand Open     3/18/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Telecom           $472,467.80       8.25%  Demand Open     3/31/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      Far Gas                $21,429.68       8.25%  Demand Open     1/31/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Inc.      Far Gas                $19,481.83       8.25%  Demand Open     2/28/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Inc.      Far Gas             $2,524,702.33       8.25%  Demand Open     3/31/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Inc.      Apache Canyon              $99.51       8.25%  Demand Open     1/31/02
              Gas, L.L.C.                                    Account
                                                             Advance

KLT Inc.      Apache Canyon              $99.62       8.25%  Demand Open     2/28/02
              Gas, L.L.C.                                    Account
                                                             Advance


KLT Inc.      Apache Canyon              $99.34       8.25%  Demand Open     3/31/02
              Gas, L.L.C.                                    Account
                                                             Advance

KLT Inc.      Forest City,               $10.09       8.25%  Demand Open     1/31/02
              LLC                                            Account
                                                             Advance

KLT Inc.      Forest City,               $10.16       8.25%  Demand Open     2/28/02
              LLC                                            Account
                                                             Advance

KLT Inc.      Forest City,               $10.25       8.25%  Demand Open     3/31/02
              LLC                                            Account
                                                             Advance

KLT Inc.      KLT Investments        $16,181.34       8.25%  Demand Open     1/31/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Investments        $21,817.39       8.25%  Demand Open     2/28/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Investments       $163,520.64       8.25%  Demand Open     3/31/02
              Inc.                                           Account
                                                             Advance

KLT Inc.      KLT Investments        $80,000.00       8.25%  Demand Open     1/22/02
              II Inc.                                        Account
                                                             Advance

KLT Inc.      KLT Investments           $473.24       8.25%  Demand Open     1/31/02
              II Inc.                                        Account
                                                             Advance

KLT Inc.      KLT Investments         $7,519.17       8.25%  Demand Open     2/28/02
              II Inc.                                        Account
                                                             Advance

KLT Inc.      KLT Investments         $7,549.07       8.25%  Demand Open     3/31/02
              II Inc.                                        Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $7,748.03       8.25%  Demand Open      1/4/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $6,670.10       8.25%  Demand Open      1/8/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,657.73       8.25%  Demand Open      1/9/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $3,271.01       8.25%  Demand Open     1/11/02
                                                             Account
                                                             Advance



KLT Gas Inc.  KLT Inc.                $7,616.15       8.25%  Demand Open     1/16/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.               $20,083.56       8.25%  Demand Open     1/30/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,452.52       8.25%  Demand Open     1/31/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,425.46       8.25%  Demand Open      2/1/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.               $16,447.60       8.25%  Demand Open     2/13/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $7,432.41       8.25%  Demand Open     2/19/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,150.00       8.25%  Demand Open     2/20/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,131.05       8.25%  Demand Open     2/21/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $7,128.05       8.25%  Demand Open     2/28/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $1,005.41       8.25%  Demand Open      3/1/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $2,983.02       8.25%  Demand Open      3/4/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                $2,646.00       8.25%  Demand Open      3/7/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.               $29,858.84       8.25%  Demand Open     3/19/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.               $50,828.32       8.25%  Demand Open     3/20/02
                                                             Account
                                                             Advance

KLT Gas Inc.  KLT Inc.                  $839.81       8.25%  Demand Open     3/21/02
                                                             Account
                                                             Advance



KLT Gas Inc.  KLT Inc.            $4,883,139.70       8.25%  Demand Open      2/1/02
                                                             Account
                                                             Advance

KLT Gas Inc.  Apache Canyon         $798,426.92       8.25%  Demand Open     1/31/02
              Gas, L.L.C.                                    Account
                                                             Advance

KLT Gas Inc.  Apache Canyon         $772,884.57       8.25%  Demand Open     2/28/02
              Gas, L.L.C.                                    Account
                                                             Advance

KLT Gas Inc.  Apache Canyon         $943,531.53       8.25%  Demand Open     3/31/02
              Gas, L.L.C.                                    Account
                                                             Advance

KLT Gas Inc.  Forest City,          $349,028.90       8.25%  Demand Open     1/31/02
              LLC                                            Account
                                                             Advance

KLT Gas Inc.  Forest City,          $124,685.77       8.25%  Demand Open     2/28/02
              LLC                                            Account
                                                             Advance

KLT Gas Inc.  Forest City,          $100,431.83       8.25%  Demand Open     3/31/02
              LLC                                            Account
                                                             Advance

KLT Gas Inc.  FAR Gas                $10,000.00       8.25%  Demand Open     1/14/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Gas Inc.  FAR Gas               $379,652.79       8.25%  Demand Open     1/16/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Gas Inc.  FAR Gas                $52,946.80       8.25%  Demand Open      3/6/02
              Acquisitions                                   Account
              Corporation                                    Advance

KLT Gas Inc.  KLT Telecom           $180,000.00       8.25%  Demand Open     3/19/02
              Inc.                                           Account
                                                             Advance

KLT Gas Inc.  KLT Telecom               $488.22       8.25%  Demand Open     3/31/02
              Inc.                                           Account
                                                             Advance

KLT Energy    KLT Gas Inc.          $302,131.77       8.25%  Demand Open     1/10/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.        $1,003,377.60       8.25%  Demand Open     1/17/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.            $4,574.32       8.25%  Demand Open     1/31/02
Services Inc.                                                Account
                                                             Advance


KLT Energy    KLT Gas Inc.           $76,509.29       8.25%  Demand Open      1/1/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.        $1,502,106.34       8.25%  Demand Open      2/5/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.          $695,196.61       8.25%  Demand Open     2/11/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.           $17,395.00       8.25%  Demand Open     2/28/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.        $1,511,298.84       8.25%  Demand Open     3/11/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.            $4,106.29       8.25%  Demand Open     3/14/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Gas Inc.           $21,206.15       8.25%  Demand Open     3/31/02
Services Inc.                                                Account
                                                             Advance

KLT Energy    KLT Telecom            $30,000.00       8.25%  Demand Open     2/12/02
Services Inc. Inc.                                           Account
                                                             Advance

KLT Energy    KLT Telecom               $108.49       8.25%  Demand Open     2/28/02
Services Inc. Inc.                                           Account
                                                             Advance

KLT Energy    KLT Telecom               $210.97       8.25%  Demand Open     3/31/02
Services Inc. Inc.                                           Account
                                                             Advance

KLT Energy    Strategic           $1,752,953.85       7.75%  Demand Open     1/16/02
Services Inc. Energy                                         Account
              L.L.C.                                         Advance

Home Service  R.S. Andrews             $500,000       6.83%  Note            1/28/02   3/15/02
Solutions,    Enterprises,
Inc.          Inc.

Home Service  R.S. Andrews             $500,000       6.83%  Note            1/28/02   3/15/02
Solutions,    Enterprises,
Inc.          Inc.

KCPL          Home Service             $500,000       6.80%  Note            1/10/02   3/15/02
              Solutions, Inc.

KCPL          Home Service             $500,000       6.80%  Note            1/28/02   3/15/02
              Solutions, Inc.


KCPL          Worry Free               $730,000       6.80%  Demand Open     3/31/02
              Service Inc.                                   Account        (Note 4)
                                                             Advance

KCPL          Worry Free               $873,000       4.00%  Demand Open    12/31/01
              Service Inc.                                   Account        (Note 5)
                                                             Advance

Great Plains  Home Service            $4,550.37       6.80%  Demand Open     1/31/02
Power         Solutions, Inc.                                Account
Incorporated                                                 Advance

Great Plains  Home Service            $3,401.80       6.80%  Demand Open     2/28/02
Power         Solutions, Inc.                                Account
Incorporated                                                 Advance

Great Plains  Home Service            $4,983.74       6.80%  Demand Open     3/31/02
Power         Solutions, Inc.                                Account
Incorporated                                                 Advance

KCPL          Home Service               $45.00       6.80%  Demand Open     1/17/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service               $45.00       6.80%  Demand Open     2/14/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service            $1,351.90       6.80%  Demand Open     3/27/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service               $10.00       6.80%  Demand Open     3/12/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service           $15,232.30       6.80%  Demand Open     3/31/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service           $27,603.30       6.80%  Demand Open     1/31/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service           $10,872.89       6.80%  Demand Open     2/28/02
              Solutions, Inc.                                Account
                                                             Advance

KCPL          Home Service           $19,845.44       6.80%  Demand Open     3/31/02
              Solutions, Inc.                                Account
                                                             Advance


KCPL          Home Service           $10,378.81       4.00%  Demand Open    10/31/01
              Solutions, Inc.                                Account        (Note 2)
                                                             Advance

KCPL          Home Service           $10,667.59       4.00%  Demand Open    11/30/01
              Solutions, Inc.                                Account        (Note 2)
                                                             Advance

KCPL          Home Service           $27,062.81       4.00%  Demand Open    12/31/01
              Solutions, Inc.                                Account        (Note 2)
                                                             Advance

R.S. Andrews  R.S. Andrews        $3,027,859.33       4.50%  Demand Open     3-31-02
Enterprises,  Services, Inc.                                 Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews              $338.65       4.50%  Demand Open     3-31-02
Enterprises,  Enterprises of                                 Account        (Note 3)
Inc.          Columbus, Inc.                                 Advance

R.S. Andrews  R.S. Andrews        $1,895,048.56       4.50%  Demand Open     3-31-02
Enterprises,  Enterprises of                                 Account        (Note 3)
Inc.          Kansas, Inc.                                   Advance

R.S. Andrews  R.S. Andrews of       $754,814.50       4.50%  Demand Open     3-31-02
Enterprises,  Topeka, Inc.                                   Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews           $10,278.33       4.50%  Demand Open     3-31-02
of            Enterprises of                                 Account        (Note 3)
Enterprises,  Tennessee, Inc.                                Advance
Inc.

R.S. Andrews  R.S. Andrews of       $716,334.09       4.50%  Demand Open     3-31-02
Enterprises,  Chattanooga,                                   Account        (Note 3)
Inc.          Inc.                                           Advance

R.S. Andrews  R.S. Andrews of       $628,119.77       4.50%  Demand Open     3-31-02
Enterprises,  Tidewater, Inc.                                Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews of       $395,540.91       4.50%  Demand Open     3-31-02
Enterprises,  Fairfax, Inc.                                  Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews of       $817,228.19       4.50%  Demand Open     3-31-02
Enterprises,  South Carolina,                                Account        (Note 3)
Inc.          Inc.                                           Advance

R.S. Andrews  R.S. Andrews          $618,055.74       4.50%  Demand Open     3-31-02
Enterprises,  Enterprises of                                 Account        (Note 3)
Inc.          Charleston,                                    Advance
              Inc.

R.S. Andrews  R.S. Andrews of         $4,743.24       4.50%  Demand Open     3-31-02
Enterprises,  Stuart I, Inc.                                 Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews of     $1,223,132.64       4.50%  Demand Open     3-31-02
Enterprises   Stuart II, Inc.                                Account        (Note 3)
Inc                                                          Advance


R.S. Andrews  R.S. Andrews          $757,660.02       4.50%  Demand Open     3-31-02
Enterprises,  Enterprises of                                 Account        (Note 3)
Inc.          Dallas, Inc.                                   Advance

R.S. Andrews  R.S. Andrews of        $10,023.98       4.50%  Demand Open     3-31-02
Enterprises,  Palm Beach,                                    Account        (Note 3)
Inc.          Inc.                                           Advance

R.S. Andrews  R.S. Andrews of         $6,580.85       4.50%  Demand Open     3-31-02
Enterprises,  Columbus, Inc.                                 Account        (Note 3)
Inc.	                                                     Advance

R.S. Andrews  R.S. Andrews of     $1,633,998.43       4.50%  Demand Open     3-31-02
Enterprises,  Maryland, Inc.                                 Account        (Note 3)
Inc.                                                         Advance

R.S. Andrews  R.S. Andrews of       $734,047.15       4.50%  Demand Open     3-31-02
Enterprises,  Wilmington,                                    Account        (Note 3)
Inc.          Inc.                                           Advance


Note 1: Renewal of outstanding promissory note extending maturity date of borrowings to March 12, 2003.

Note 2: The principal amount shown represents the aggregate of numerous advances made throughout the respective month. The transactions occurred in the fourth quarter of 2001, but were inadvertently omitted from the quarterly U-6B-2 report filed on March 28, 2002, and therefore have been included in the current report.

Note 3: R.S. Andrews Enterprises, Inc. and all subsidiaries share in a cash concentration account. The principal amount shown for each entity is the aggregate of numerous advances made for the respective quarter.

Note 4: The principal amount shown represents the aggregate of numerous advances made for the respective quarter.

Note 5: The principal amount shown represents the aggregate of numerous advances made throughout the respective quarter. The transactions occurred in the fourth quarter of 2001, but were inadvertently omitted from the quarterly U-6B-2 report filed on March 28, 2002, and therefore have been included in the current report.